Exhibit 11

                             OPINION OF ROPES & GRAY
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                                                                    Exhibit 11
                            [Ropes & Gray Letterhead]





                                 August 10, 2001




CDC Nvest Funds Trust I
399 Boylston Street
Boston, Massachusetts  02116

         Re:   Registration Statement on Form N-14
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Ladies and Gentlemen:

         This opinion is being furnished in connection with the Registration Statement of CDC Nvest Funds Trust I (the "CDC Trust") on Form N-14 (the "Registration Statement") with respect to CDC Nvest Large Cap Growth Fund (the "Large Cap Growth Fund") and CDC Nvest Star Growth Fund (the "Star Fund" and, together with the Large Cap Growth Fund, the "Acquiring Funds"), each a series of the CDC Trust, being filed by the CDC Trust today under the Securities Act of 1933, as amended (the "Act"), relating to (i) the proposed acquisition by the Large Cap Growth Fund of substantially all of the assets and liabilities of Kobrick Growth Fund, a series of CDC Kobrick Investment Trust (the "Kobrick Trust"), and the issuance of shares of beneficial interest of specified classes of the Large Cap Growth Fund in connection therewith (the "Large Cap Growth Fund Shares"), (ii) the proposed acquisition by the Star Fund of substantially all of the assets and liabilities of Kobrick Capital Fund, a series of the Kobrick Trust, and the issuance of shares of beneficial interest of specified classes of the Star Fund in connection therewith (the "Star Shares" and, together with the Large Cap Growth Fund Shares, the "Shares"), and (iii) the proposed acquisition by the Star Fund of substantially all of the assets and liabilities of Kobrick Emerging Growth Fund, a series of the Kobrick Trust (the Kobrick Growth Fund, Kobrick Capital Fund and Kobrick Emerging Growth Fund are each an "Acquired Fund" and, together, the "Acquired Funds"), and the issuance of Star Shares in connection therewith (each proposed acquisition an "Acquisition" and, together, the "Acquisitions"). Each Acquisition is to be effected pursuant to a separate Agreement and Plan of Reorganization by and among the CDC Trust, on behalf of the relevant Acquiring Fund, the Kobrick Trust, on behalf of the relevant Acquired Fund, and CDC IXIS Asset Management North America, L.P. (each an "Agreement and Plan of Reorganization") in substantially the form included as Appendix B to the Prospectus/Proxy Statement that is a part of the Registration Statement.

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CDC Nvest Funds Trust I                 -2-                     August 10,2001



         We have examined the form of Agreement and Plan of Reorganization; the CDC Trust's Amended and Restated Agreement and Declaration of Trust, as amended to the date hereof (the "Declaration of Trust"), on file in the offices of the Secretary of State of the Commonwealth of Massachusetts and the City Clerk of the City of Boston; the By-Laws of the CDC Trust, as amended to the date hereof; a form of amendment to the Declaration of Trust to designate the Acquiring Funds as separate series of the CDC Trust (the "Amendment"); and the form of resolutions of the Board of Trustees of the CDC Trust authorizing the execution and filing of the Amendment, approving each Agreement and Plan of Reorganization and authorizing the issuance of the Shares (the "Resolutions"). We have examined such other documents and records, including a certificate of the Secretary of State of the Commonwealth of Massachusetts, as we have deemed necessary for purposes of this opinion.

         We have assumed, for purposes of this opinion, that, prior to the date of the issuance of any Shares, (i) the Agreement and Plan of Reorganization pursuant to which such Shares are to be issued shall have been duly executed and delivered by each party thereto and will constitute a legal, valid and binding obligation of the CDC Trust, on behalf of the respective Acquiring Fund, the Kobrick Trust, on behalf of the respective Acquired Fund, and CDC IXIS Asset Management North America, L.P., (ii) the Board of Trustees of the CDC Trust shall have duly adopted the Resolutions and (iii) the Amendment shall have been duly executed and filed with the Secretary of State of the Commonwealth of Massachusetts and the City Clerk of the City of Boston.

         Based upon the foregoing, we are of the opinion that:

         1. The CDC Trust is a duly organized and validly existing unincorporated association with transferable shares existing under and by virtue of the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

         2. When issued in accordance with the respective Agreement and Plan of Reorganization, the Large Cap Growth Fund Shares and the Star Shares, as the case may be, will be validly issued, fully paid and nonassessable by the CDC Trust.

         The CDC Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the CDC Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the CDC Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the CDC Trust or its Trustees. The Declaration of Trust provides for indemnification out of series property for all loss and expenses of any shareholder held personally liable solely by reason of being or having been a shareholder of the relevant series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the CDC Trust would be unable to meet its obligations.


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CDC Nvest Funds Trust I                 -3-                     August 10,2001

Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to the circumstances in which the CDC Trust would be unable to meet its obligations.

         We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray

                                                     Ropes & Gray